Exhibit 99.1

FOR IMMEDIATE RELEASE

AML COMMUNICATIONS REPORTS FISCAL YEAR 2010 FIRST QUARTER RESULTS

■ Net Sales Increase from First Quarter of FY 2009
■ Profitable for Seventh Consecutive Quarter
■ Company to Host Conference Call Today at 1:00 PM PST

CAMARILLO, California, August 3, 2009 -- AML Communications, Inc. (AMLJ.OB) today announced results for the first quarter ended June 30, 2009.  Net sales for the first quarter were $3.4 million, compared to $3.3 million for the quarter ended June 30, 2008.  Net income for the quarter was $92,000, or $0.01 per share.  Net income for last year’s first quarter was $451,000, or $0.04 per share, which included a one-time, pre-tax book entry gain of $521,000.

“AML’s first quarter results mark our solid seventh consecutive profitable quarter and year-over-year revenue growth. Even so, these results do not reflect the positive sales momentum we achieved in recent months, which included a $1.5 million order in June and a $2.2 million order in July.

These orders are being processed, and the financial impact is expected during the balance of the current fiscal year,” said Jacob Inbar, President and Chief Executive Officer of AML.

AML/MPI Defense Segment

The Company’s core business is microwave amplifiers and integrated assemblies used by the defense industry in electronic warfare systems. This business is conducted by the Company’s two largest divisions, AML and MPI, which account for over 95% of the Company’s revenues.

Defense segment revenue for the quarter was $3.2 million while generating a net profit of $80,000.  Revenue for the period reflects low production rates that did not benefit from the increased bookings seen during the last six months. With engineering and production preparations for these orders complete, we have recently commenced high level production.  The financial impacts are forecasted to occur during the balance of the current fiscal year.

A significant driver of the Company's revenues and profits is AML's participation in the UAV (Unmanned Aerial Vehicles) program now underway. Stockholders were also made aware by management a few years ago of a very large contract win with a potential valued at $30 Million. With this program well under way, AML’s position as a supplier of critical products for these programs and the multi year high dollar value of these contracts should also position the Company for future programs wins from the major defense contractors.

The company wishes to note that the increasing success taking place at AML this year and the successes we plan to deliver in the future could not have come about without the extraordinary contributions from every AML employee.

Energy Management Segment (Mica-Tech)

The Company's Mica-Tech segment designs, manufactures and markets an intelligent satellite system that provides Supervisory Control and Data Acquisition (SCADA) of the electric power grid.

Mica-Tech’s revenues for the quarter were $158,000 while generating a net profit of $12,000.  The principal activity at Mica-Tech is the completion of product development for third-generation sub-station controllers.  On July 13, 2009, the Company announced its intention to apply for a $2 million grant under the Department of Energy’s Smart Grid Investment Grant (SGIG) program.

Conference Call
For further details on the quarter, investors are invited to join AML’s conference call scheduled for 1:00 PM PST, today, August 3, 2009.

The conference call dial-in number is 1-877-212-8197 for domestic participants and 1-816-249-4432 for international participants. The Conference ID number is 22904430.  A replay of the call will be available for playback through the Company’s website,
http://www.amlj.com/ir.html, after 6:00 AM Pacific Time on Wednesday, August 5, 2009.

About AML Communications
AML Communications is a designer, manufacturer, and marketer of amplifiers and integrated assemblies that address the Defense Electronic Warfare Markets. The Company’s extensive range of microwave low noise amplifiers and power amplifiers can be found in leading defense projects. With over 20 years of serving the military with outstanding customer care, quality, performance, and price leadership, AML is committed to mission success. The Company's Mica-Tech subsidiary is a designer, manufacturer and marketer of intelligent satellite systems that provide Supervisory Control and Data Acquisition (SCADA) of the electric power grid.

Forward-Looking Statements
This press release contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include, but are not limited to, the Company’s views on future profitability, commercial revenues, market growth, capital requirements, new product introductions, and are generally identified by words such as ``thinks,’’ ``anticipates,’’ ``believes,’’ ``estimates,’’ ``expects,’’ ``intends,’’ ``plans,’’, “schedules”,  and similar words.  Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statements. These factors and uncertainties include: reductions or cancellations in orders from new or existing customers; success in the design of new products; the opportunity for future orders from domestic and international customers including, in particular defense customers; general economic conditions; the limited number of potential customers; variability in gross margins on new products; inability to deliver products as forecast; failure to acquire new customers; continued or new deterioration of business and economic conditions in the wireless communications industry; and intensely competitive industry conditions with increasing price competition.  The Company refers interested persons to its most recent Annual Report on Form 10-K and its other SEC filings for a description of additional uncertainties and factors that may affect forward-looking statements. Forward-looking statements are based on information presently available to senior management, and the Company has not assumed any duty to update its forward-looking statements.

Contacts:

Jacob Inbar
President and Chief Executive Officer
AML Communications, Inc
(805) 388-1345, Ext. 201

Financial Profiles, Inc.
Tricia Ross
(916) 939-7285

#  #  #

AML COMMUNICATIONS, INC.
 CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Month Periods Ended
	June 30,	June 30,
	2009	2008

Net sales	$3,351,000	$3,260,000
Cost of goods sold	1,970,000	1,782,000
Gross profit	1,381,000	1,478,000

Operating expenses:
Selling, general & administrative	694,000	734,000
Research and development	535,000	481,000
Total operating expenses	1,229,000	1,215,000

Income from operations	152,000	263,000

Gain on settlement of debt	---	521,000
Other income/(Interest & other expense), net	2,000	(33,000)
Total other income (expense)	2,000	488,000
Income before provision for income taxes	154,000	751,000
Provision for income taxes	62,000	300,000
Net income	$92,000	$451,000

Basic earnings per common share	$0.01	$0.04

Basic weighted average number of shares of common stock outstanding	10,655,000	10,422,000

Diluted earnings per common share	$0.01	$0.04

Diluted weighted average number of shares of common stock outstanding	10,718,000	11,130,000

The accompanying notes are an integral part of these unaudited consolidated financial statements.